SALE AND PURCHASE AGREEMENT

DATED July 7, 2011

TOWNSEND CAREERS, LLC

1866 Leithsville Road Suite 225

Hellertown, PA 18055

Ladies and Gentlemen:

This letter will set forth the agreement between AGR Funding, Inc. (together with its successors and assigns, "AGR") and TOWNSEND CAREERS. LLC. a limited liability company organized and existing under the laws of Maryland (the "Client"), with respect to the terms upon which AGR may purchase accounts receivable from the Client

I.           Receivables to be Offered; Procedures for Purchase.

A.          Upon the terms and conditions provided herein, the Client will from time to time offer to sell and assign to AGR, on an exclusive basis (except to the extent otherwise agreed in writing by AGR) and AGR shall purchase (to the extent set forth herein), all of those certain present and future accounts receivable, contract rights and other obligations for payment of money (the "Receivables"), owing to the Client arising out of the sale or license of goods or other property by Client or the performance by Client (including, without limitation, by employees, agents, independent contractors or other personnel employed by Client or contracted for by Client) of temporary or personnel services for any third party approved by AGR (each, a "Debtor"}. The Receivables purchased by AGR shall be identified from time to time in an assignment (each, an "Assignment") substantially in the form of Exhibit A.

B.          Information with respect to each Receivable proposed for purchase by AGR shall be transmitted to AGR electronically pursuant to instructions provided from time to time by AGR or in any other medium acceptable to AGR Simultaneously with providing such information, the Client shall deliver to AGR copies of invoices with respect to such Receivables, in the same order as presented in the electronic transmission, which shall, upon AGR's request, be accompanied by a copy of the Internal Revenue Service tax deposit forms and an original of the deposit receipts, stamped by a depository bank, evidencing all prior weeks' tax deposits since the most recent delivery of such information hereunder and any other information as requested by AGR from time to time.

C.          The Client shall offer the Receivables to AGR by providing the information referred to in Section I(B). Upon review of such information, AGR shall determine which Receivables shall be purchased (the "Purchased Receivables") and shall send to the Client the fully completed Assignment with respect to such Purchased Receivables, except the individual invoices need not be listed thereon. The Client shall promptly execute and return the Assignment to AGR upon Client's approval of the terms thereof. AGR shall promptly attach to each Assignment a listing of the invoices covered thereby, and the Client hereby authorizes AGR to attach such listing.

D.          AGR hereby agrees that, to the extent that (i) Receivables offered by the Client are otherwise in compliance with the terms and provisions of this Agreement, including, without limitation, the representations contained herein, (ii) the Client is not an Impaired Client (as defined below) at such time, and (iii) AGR has approved such Debtor and AGR's then existing internal credit limits with respect to the Debtor of such Receivables will not be exceeded, AGR will purchase Receivables from the Client for the term of this Agreement set forth in Section XII hereof, provided, however, under no circumstances shall AGR be obligated to purchase Receivables if, after giving effect to such purchase, the Aggregate Advance Exposure (as defined in Section II(D)) of all Receivables purchased from the Client outstanding on such date exceeds $1.000.000 or such higher amount as AGR in its sole discretion shall approve (the "Credit Limit).

E.          As used herein, "Impaired Client" means the Client at such time as any of the following events shall have occu1red and be continuity with respect to Client default in payment of any amount due hereunder to AGR, whether on demand or otherwise; suspension or liquidation by the Client of its usual business or suspension or expulsion of the Client from any exchange; calling of a meeting of creditors; assignment by the Client for the benefit of creditors; dissolution, bulk sale or notice thereof effected or given by the Client; creation of a security interest in any assets of the Client which are or shall be subject to liens granted to AGR by the Client without consent of AGR; insolvency of any kind, attachment, distraint, garnishment, levy, execution, judgment, application for or appointment of a receiver or custodian, filing of a voluntary or involuntary petition under any provision of the U.S. Bankruptcy Code or amendments thereto, of, by or against the Client or any property or rights of the Client; filing of a petition or institution of any proceeding by or against the Client for any relief under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions; any governmental authority or any court at the instance of any governmental authority shall take possession of any substantial part of the property of the Client or shall assume control over the affairs or operations of the Client; any statement, representation or warranty made by the Client in any document, agreement or financial statement delivered to AGR shall prove to be false in any material respect when made; failure of the Client or any other party thereto to comply with any term of this Agreement or any other document or agreement executed in connection herewith (collectively, the "Purchase Documents"); failure of the Client, on request, to furnish to AGR any financial information, or to permit inspection by AGR of any books or records; any change in, or discovery with regard to, the condition or affairs of the Client which, in AGR's opinion, increases its risk; or if AGR for any other reason deems itself insecure; or if any event set forth above shall occur with respect to any guarantor of the Client's obligations under this Agreement or any Purchase Document.

F.          The sale of the Purchased Receivables includes all accounts, payment intangibles and general intangibles, all supporting obligations and letter-of-credit rights relating thereto, all rights, remedies, guaranties, security interests and liens, all records (including computer records), notes, instruments, chattel paper and other property evidencing any of the foregoing and all proceeds of any of the foregoing which relate to or are associated with such Purchased Receivables (collectively, the "Transferred Property").

G.          All invoices with respect to Receivables sent by the Client to Debtors shall show on the face thereof the following legend and Client shall not change such legend or permit any Debtor to deviate from the payment instructions therein:

This Receivable has been assigned to and is owned by or subject to a security interest of AGR Funding, Inc. and is payable only in United States Dollars. All payments shall be made to AGR Funding,Inc.and sent to Post Office Box 52235 Newark, NJ 07101-0220.

II.          Purchase Price, etc.

A.          The purchase price (the "Purchase Price") for each Receivable purchased by AGR will be paid in the following two components: (i) an initial cash amount (the "Advance Amount") equal to the percentage (the "Advance Rate") as set forth from time to time in each Assignment multiplied by the net face amount of each Purchased Receivable less all discounts (calculated on shortest terms), credits and allowances of any nature at any time issued, owed or claimed by Debtors (the "Gross Amount"); and (ii) a Reserve (as hereinafter defined) in all amounts collected with respect to such Receivable in excess of the Break-even Point (as hereinafter defined) with respect thereto.

The Advance Rate shall be up to 85%.

B.          The Reserve will be any amounts collected in excess of the Break-even Point and will be determined separately for each Receivable purchased from the Client, in accordance with the applicable Assignment, except as set forth in Section II(C).

C.          The "Break-even Point" with respect to a Receivable will be an amount equal to the Advance Amount plus the Initial Fee (as defined below) applicable thereto and any other charges, costs, and fees agreed to by Client and AGR (the "Other Fees");provided however, that after the Client has ceased selling Receivables to AGR or AGR has ceased purchasing Receivables from the Client, unless such event has been caused by the Credit Limit set forth in Section I(D), AGR shall have the right at any time thereafter to combine all Receivables and treat such Receivables as a single combined Receivable, at which time the Break-even Point will become the total Advance Amount plus the total Initial Fees and Other Fees for such combined Receivables.

D.          As of any date of determination, the "Aggregate Advance Exposure" will be an amount equal to the aggregate of the Advance Amounts of all Receivables which have not yet reached the Break-even Point, less any collections with respect to such Receivables.

E.          The Client shall pay to AGR an initial fee (the "Initial Fee") equal to the Gross Amount of the Purchased Receivables included in each Schedule multiplied by the applicable percentage set forth in the Grid below opposite the applicable Gross Amount of such Purchased Receivables in such Schedule, provided that:

(a)	if in any week, only one Schedule shall be purchased by AGR, the Gross Amount of the Purchased Receivables included therein shall determine the applicable percentage below; and
(b)	if in any week, more than one Schedule shall be purchased by AGR, the following provisions shall apply:
(i)	no change in any Initial Fee previously calculated during such week for other Schedules shall occur when any additional Schedule or Schedules is purchased by AGR; and
(ii)	if any additional Schedule or Schedules is purchased by AGR, upon each such purchase, the Gross Amount of Purchased Receivables in such Schedule shall be added to the Gross Amount in other Schedules previously purchased in the same week, and the sum of such Gross Amounts shall be used to determine the applicable Initial Fee under the Grid below for purposes of such Schedule only.

Such Initial Fee may be deducted from the collections on Receivables and retained by AGR but shall be fully earned and non-refundable upon purchase by AGR of such Schedule:

Percentage	Weekly Volume

1.40%	Up to $49,999

1.20%	$50,000 to $99,999

1.10%	$100,000 and above

The percentages set forth above in this paragraph E for calculation of the Initial Fee shall be subject to adjustment from time to time as calculated by AGR (such calculation to be conclusive and binding absent manifest error) in the event that the Prime Rate (as defined below) shall increase above 3.25% per annum.

F.          The parties hereby acknowledge and agree that the Purchase Price has been calculated to take into account any services provided by the Client with respect to Purchased Receivables, and no other amount with respect to the providing of services for any Schedule shall be payable to the Client.

G.          The Client acknowledges and agrees that the Advance Rate and percentage used for caleulating the Initial Fee may be changed from time to time in the sole discretion of AGR. Without limiting the foregoing, at any time Client is an Impaired Client, the percentage for calculating the Initial Fee shall automatically increased to 1.75% and the daily percentage finance charge referred to in IIH shall be automatically increased to .058%, in each case without notice to or consent of Client.

H.          In the event that any Purchased Receivable shall not be paid within thirty (30) days after the date of payment of the initial Advance Amount with respect to such Receivable, the Client shall pay to AGR a daily percentage finance charge equal to the Percentage, set forth below opposite the Initial Fee which applied to the Receivable, subject to adjustment from time to time as calculated by AGR (such calculation to be conclusive and binding absent manifest error) in the event that the prime rate of interest established from time to time by Sovereign Bank shall increase above 3.25% per annum, on the unpaid amount of such Purchased Receivable for the period from and including the thirtieth (30th) day after such date of payment until the earlier of the payment thereof and the date the Break-even Point is reached with respect to the Receivables which included such Purchased Receivables. The Percentages shall be as follows:

Percentage	Initial Fee

.0467%	1.40%
.0400%	1.20%
.0367%	1.10%

Ill.            Certain Procedures.

A.          AGR will transmit by wire or, if requested by Client, by check the Advance Amount of the Purchase Price for each Purchased Receivable on the next business day following the business day of AGR's receipt of the Assignment covering such Receivable executed by the Client or, if such Assignment is received after 1:00 p.m., on the second business day thereafter (a "Purchase Date"). All bank charges, wire and other transfer charges are for the account of the Client and payable on demand by AGR.

B.           Upon such payment, the Client will have sold to AGR all of the Client's right, title and interest in such Purchased Receivables and other Transferred Property and in any proceeds thereof, and AGR will be the sole and absolute owner thereof and will own all of the Client's rights and remedies represented by such Purchased Receivables (including, without limitation, rights to direct or indirect payment from the respective Debtors on such Purchased Receivables), and AGR will have obtained all of the Client's rights under all supporting obligations, guarantees, assignments and securities with respect to each Purchased Receivable.

C.           The Client irrevocably authorizes AGR to file all required Uniform Commercial Code releases or financing statements in favor of AGR.

IV.           Collection and Servicing of Purchased Receivables.

A.           Prior to the sale of any Receivable hereunder, AGR shall establish an account for all of Client's Receivables (the "Lockbox Account") which may include other deposits of AGR, at Bank of New York or at such other bank as AGR may determine (the "Lockbox Bank"), and shall enter into an agreement relating thereto in form and substance satisfactory to AGR and the Lockbox Bank. The Lockbox Account shall be an account in the name of AGR or its designee, and shall be the sole and exclusive property of AGR and its designee. The Client shall be responsible for all charges in connection with the Lockbox Account which relate to Receivables including, without limitation, wire and other transfer charges and all such charges shall be payable upon demand by AGR.

B.           In the event that the Client directly receives any payments in respect of Purchased Receivables, the Client shall within two (2) Business Days after receipt thereof (i) deposit in the Lockbox Account all such payments on Purchased Receivables and (ii) send to AGR or its designee all remittance advices accompanying such payments or, if no such remittance advice accompanied any such payment, notice of the amount so received.

C.          Upon AGR's receipt of a remittance advice from the Lockbox Bank confirming that it has received payments on Receivables purchased, funds will be posted by AGR (the "Application of Payments"), to the specific Receivable paid provided, however, that for purposes of calculating the Finance Charge, such funds will be deemed to be posted on the second succeeding business day. Such funds wm be retained by AGR until the Break-even Point with respect to such Receivable is reached. Thereafter, such amounts shall be payable to Client as the Reserve promptly after receipt thereof (subject, in each case, to permitted offsets under this Agreement) on each Friday or if such day is not a business day, the next succeeding business day (each a "Settlement Date").

D.          On each Settlement Date, AGR will deliver to the Client reports (the “Settlement Reports") substantially in the form of Exhibit B hereto. Each Settlement Report will set forth AGR's Application of Payments with respect to each Receivable paid together with a list of Ineligible Receivables (as defined in Section VI below). Such Settlement Report may also list those Receivables with respect to which AGR has been unable to make a determination as to their continuing eligibility (the "Outstanding Receivables"). In the event that Client has not disputed the Application of Payments contained in any Settlement Report within thirty (30) business days after its receipt by Client, then all such undisputed Application of Payments shall be deemed final.

E.           The Client shall be responsible for servicing and collection of Purchased Receivables subject to the terms and conditions of a Servicing Agreement, dated as of the date hereof by and between the Client, as primary servicer (the "Primary Servicer''), and AGR. AGR shall have the right, upon the terms and conditions set forth in such Servicing Agreement, to terminate such Servicing Agreement and to designate a "Back-up Servicer'' which may be AGR.

V.           Misdirected Payments; Erroneous Payments.

A.           If a Debtor shall make payment of a Purchased Receivable to the Client or to a person or location other than as provided in the invoice therefor ("Misdirected Payments"), the Client (at its own cost and expense) shall promptly take all necessary steps to effect collection of such Misdirected Payment from any other party claiming an interest therein or having possession thereof and (i) hold such payment in trust for AGR, (ii) segregate such payment and not deposit such payment in the Client's own account, nor commingle such payment with the Client's own funds or other assets and (iii) deliver such payment no later than the close of business on the day of receipt to the Lockbox Account.

B.           The Client agrees to pay, on demand, a finance charge on any Misdirected Payment received by the Client that is not deposited in the Lockbox Account within 48 hours after receipt by the Client during the period from the Client's receipt thereof until such payment is deposited at a rate per day equal to .058 percent, but in no event in excess of the maximum rate permitted under applicable law (the "Interest Rate"). Charges made under this Section V(B) shall be in addition to, and not in substitution to, any other fees and charges under this agreement.

C.          If AGR shall receive any payment from any Debtor of any receivable or claim not included as a Purchased Receivable ("Erroneous Payment"), AGR shall, upon identification of such Erroneous Payment by Client, and confirmation by AGR (at the sole cost and expense of Client) that such is an Erroneous Payment, use its best efforts to promptly take all necessary steps to deliver or remit funds equal to the amount of such Erroneous Payment to Client on the next Settlement Date.

D.           The Client will cooperate with AGR and its agents in the identification of sums deposited into the Lockbox Account, which cooperation shall continue until all Purchased Receivables sold hereunder have been collected. In the event any sums deposited into the Lockbox Account cannot be identified to the satisfaction of AGR, such sum shall be posted to the appropriate Purchased Receivable as determined by AGR in its sole discretion.

VI.           Ineligible and Defaulted Receivables.

A.           If a breach of any of the representations or warranties contained herein relating to a Purchased Receivable (each, an "Ineligible Receivable'1shall be discovered at any time prior to the date the Break even Point is reached with respect to such Purchased Receivable, the Client shall cure such breach in accordance with this Section VI. If any Purchased Receivable shall not be paid in full within 90 days following its original invoice date, such Purchased Receivable shall be treated as a Defaulted Receivable hereunder.

B.          The Client shall, on the next Settlement Date after discovery of an Ineligible or Defaulted Receivable or in the absence of a Settlement Date, promptly upon demand, repurchase any Ineligible or Defaulted Receivable (a "Repurchased Receivable") from AGR at a repurchase price (the "Repurchase Price") equal to (i) the Break-even Point determined for such Repurchased Receivable, less (ii) any amount collected by AGR with respect to such Ineligible or Defaulted Receivable (which amount AGR shall retain), plus (iii) interest equal to the Interest Rate on such difference of (i) minus (ii) for each day from the earlier of either the Settlement Date that payment of the Repurchase Price is due or the date the Repurchase Price is demanded to but excluding the date the Repurchase Price is paid. The Break-even Point for any such Repurchased Receivable shall be the Advance Amount for such Repurchased Receivable plus the Initial Fee with respect thereto.

C.          Upon payment of the Repurchase Price, AGR shall be deemed to have resold the Ineligible or Defautted Receivable, including any Transferred Property with respect thereto, to the Client without any representation, warranty or recourse whatsoever, and shall have no further obligation to the Client with respect to such Repurchased Receivable, but such resale shall not affect or impair any security interest therein held by AGR or AGR's rights under Section II(H). AGR shall take such actions as may be reasonably required to reassign an Ineligible or Defaulted Receivable to the Client. In addition to all other rights and remedies available to AGR at law or in equity, AGR may offset against any amounts it owes the Client under this Agreement any amounts due AGR with respect to Repurchased Receivables.

D.          If after receipt of any payment of all or any part of the Repurchase Price for any Repurchased Receivable, AGR is compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, impermissible set-off, or for any other reason caused by or related to the Client, the Client shall be liable to AGR for, and shall indemnify and hold AGR harmless for, the amount of such payment surrendered and any damages resulting therefrom. The Client's obligations under this Section VI(D) shall survive any termination of this Agreement.

VII.          Closing Costs.

A.           Closing costs of approximately $1,500.00 as set forth in a closing cost statement prepared by AGR will be subtracted from the initial Advance Amount. Closing costs include but are not limited to the expense of AGR's site review, legal, accounting and other expert fees and expenses, fees and expenses arising from the development of the electronic or manualinterface with AGR or its designee, as well as the costs of administration and documentation.

B.          Any filing fees and filing taxes relating to filing UCC Financing Statements, UCC Terminations and UCC Releases required to be filed by AGR shall be paid by Client or reimbursed to AGR at closing.

VIII.       Representations and Warranties. The Client represents and warrants to AGR as set forth in Exhibit C annexed hereto and made a part hereof.

IX.          Covenants. The Client covenants and agrees with AGR as follows:

A.          From time to time, upon reasonable request, the Client will provide AGR with any additional information, will execute and deliver to AGR any additional agreements, instruments, documents or financing statements and will take all actions deemed by AGR as necessary or desirable to effectuate the provisions of the Purchase Documents, to evidence, protect and perfect the assignment of the title to the Purchased Receivables and to facilitate the collection of the Purchased Receivables. Without limiting the foregoing, such documents shall include any documents requested by AGR to permit AGR to detemnine the Client's tax status by direct access to the Internal Revenue Service.

B.          With respect to each Receivable purchased hereunder, each of AGR and the Back-up Servicer described in the Servicing Agreement, and their agents and representatives are hereby irrevocably constituted and designated as the Client's attorneys-in-fact, which irrevocable power of attorney is coupled with an interest, (i) to endorse or sign the Client's name to remittances, invoices, assignments, checks, drafts or other instruments or documents in respect of the Receivables, (ii) to notify Debtors to make payments on the Receivables directly to AGR, and (iii) to bring suit in the Client's or their name and to settle or compromise such Purchased Receivables as AGR or the Back-up Servicer may, in its discretion, deem appropriate.

C.          The Client will pay all AGR's costs and expenses, including, without limitation,reasonable attorneys' fees and expenses, which may be expended or incurred by or on behalf of AGR in connection with the preparation or administering of this agreement and other Purchase Documents or enforcing or attempting to enforce any of AGR's rights against the Client under this agreement or the Purchase Documents, including, without limitation, quarterly field audit costs, all of which costs and expenses if not paid within ten (10) business days after written demand shall bear interest at the Interest Rate for each day to but excluding the payment date.

D.          The Client will (i) treat transfers to AGR of Receivables and Transferred Property hereunder as a sale for all purposes, including tax and accounting (and shall accurately reflect such sale in its financial statements), and will advise all persons who inquire about the ownership of such Receivables that they have been sold to AGR; (ii) not treat any such Receivables as an asset on the Client's books and records;(iii) record in Client's books, records and computer files that such Receivables have been sold to AGR; (iv) pay all taxes, if any, relating to the transfer of such Receivables to AGR; (v) not assign or grant any security interest in any Receivables except to AGR; (vi) in the event AGR collects any Receivables, not impede or interfere with AGR's collection of such Receivables; (vii) not amend, waive or otherwise pemnit or agree to any deviation from the temns or conditions of such Receivables; and

(viii) promptly bill Receivables on the same bases and using the same policies and practices that tt has used in the past unless AGR has been advised in writing of a change prior to the purchase of such Receivables. AGR or its designated representatives from time to time may contact Debtors to verify Receivables and payments thereof, inspect, check, take copies of or extracts from the Client's books, records and files, and the Client will make the same available to AGR or such representatives at any reasonable time for such purposes at Client's expense.

E.          If deemed necessary by AGR or the Back-up Servicer and upon reasonable notice, the Client agrees that AGR or the Back-up Servicer, upon the request of AGR, will be pemnitted to have at least one of its agents or representatives physically present in the Client's administrative offices during normal business hours to assist and/or monitor the Client in perfomning its obligations under this Agreement.

F.          So long as this Agreement is in effect, the Client will deliver to AGR (i) within 45 days after the end of each fiscal quarter, the Client's consolidated and consolidating financial statements for such period and for that portion of its fiscal year through the end of such period, certified by its chief financial officer, (ii) within 90 days after the end of the Client's fiscal year, the Client's audited annual consolidated and unaudited consolidating financial statements for such year (or if such statements are not audited, statements certified by the Client's chief financial officer), and (iii) promptly upon request, such other information concerning the Client as AGR may from time to time request. All financial statements delivered to AGR will be prepared in accordance with generally accepted accounting principles consistently applied and on a basis consistent with those previously submitted to AGR. The Client will not change its accounting coding system for its Receivables without prior written notification to AGR of such change.

G.          The Client shall promptly notify AGR in the event of any action, sun, proceeding, dispute, offset, deduction, defense or counterclaim that is or may be asserted by a Debtor wHh respect to any Purchased Receivable or upon the occurrence of any event of default under any loan agreement or note to which the Client is a party or by which it is bound. The Client shall make all payments to the Debtors necessary to prevent the Debtors from offsetting any earlier overpayment to the Client or other obligation of the Client against any amounts the Debtors owe on any Purchased Receivables.

H.          The Client shall execute and deliver to AGR a security agreement, in form and substance acceptable to AGR, granting to AGR a first priorny security interest in and to any and all of the Client's personal property and assets and all the proceeds thereof, as security for any and all obligations the Client may owe AGR hereunder.

I.           (i) The Client shall notify AGR in writing at least 30 days prior to any change in the location of the Client's principal place of business, chief executive office or any other locations where the Client maintains any assets or records with respect to its accounts.

             (ii) The Client shall not change the name of the Client as set forth at the beginning of this Agreement, or its type of organization, state of organization or organizational identification as set forth under its signature pages hereto.

X.           Security Interest. In the event that, contrary to the mutual intent of the Client and AGR, any purchase of Purchased Receivables is not characterized as a sale, the Client shall, effective as of the date hereof, be deemed to have granled (and the Client does hereby grant) to AGR a first priority security interest in and to any and all the Purchased Receivables, the Transferred Property and the proceeds thereof to secure the repayment of all amounts advanced to the Client hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement. With respect to such grant of a security interest, AGR may at its option exercise from time to time any and all rights and remedies available to it under the New York Uniform Commercial Code (the "UCC") or otherwise. The Client agrees that ten (10) business days shall be reasonable prior notice of the date of any public or private sale or other disposition of all or part of the Purchased Receivables.

Terms used herein which are defined in the UCC shall have the meanings ascribed thereto in the UCC.

XI.           Remedies. Each of AGR's rights and remedies under this Agreement is cumulative, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies AGR may have under applicable law. AGR shall have the right, in AGR's sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised. No act, failure or delay by AGR shall constitule a waiver of any of AGR's rights and remedies.

XII.          Term and Termination. The term of this Agreement shall be 24 months from the date of the first purchase by AGR of a Receivable hereunder and shall be renewable automatically for successive 24 month terms unless either the Client or AGR shall have notified the other party, not less than 90 days prior to the expiration of the current term of this Agreement, of its intention not to renew such term. However, AGR may terminate this Agreement at any time upon notice to the Client in the event that AGR is unable to continue its financing or funding necessary to perform Hs obligations hereunder. All other provisions of this Agreement, including without limitation Sections VI and XIII, shall survive the termination of this Agreement.

The Client shall not and shall not permit any of its subsidiaries or affiliates (which shall include all persons, firms, corporations or other entities who control the Client, are controlled by the Client or are under common control with the Client and which are engaged in the temporary or other personnel or employee leasing business) to sell or assign or grant security interests in any of their accounts receivable or other rights to payment of money to any financial institution or other entity, except AGR, without the prior written consent of AGR Without limiting any rights or remedies of AGR, if Client fails to comply with the covenant in this paragraph, AGR's damages shall include, without limitation, all Initial Fees and processing and administration fees and other fees provided for in Section II that would have been payable for the tenm of this Agreement, as reasonably projected by AGR, or as detenmined by AGR based on actual results, reduced by AGR's cost of funds, as detenmined by AGR

XIII.         No Assumption; Indemnification; Etc.

(a) This Agreement shall not constitute an assumption by AGR of any obligation to a Debtor.

(b) The Client shall indemnify and hold harmless AGR and its officers, directors, members, employees, affiliates, advisors, controlling persons and agents (each, an "Indemnitee"), from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees) which may be imposed on, incurred by or asserted against any of them in any way relating to or arising out of (i) the execution, delivery, enforcement, performance and administration of this Agreementhe other Purchase Documents and any other documents prepared in connection herewith or therewith (including, without limitation, any "payoff letter" or agreement executed by AGR in favor of any other lender or factor at the request of Client or in connection with this Agreement), (ii) any purchase of Receivables by AGR or the Client's use of the purchase price paid from time to time by AGR, (iii) any claim against AGR for taxes or governmental charges of any nature, and interest and penalties, relating to Clienfs business or operations or Purchased Receivables, including, without limitation, sales tax, VAT, payroll and/or employee or employer withholding taxes, or (iv) any breach by the Client of any representation, warranty or covenant contained in any Purchase Document, (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that Client shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such lndemnitee.          The agreements in this Section shall survive repayment of all obligations and other amounts payable by Client hereunder.

(c) Any amount payable by the Client to AGR under any provision of this Agreement shall be paid without any deduction, counterclaim, recoupment or set-off by the Client of any kind.

XIV.        Controlling Law. This Agreement, each of the other Purchase Documents and all of the rights and obligations of the parties hereunder and thereunder shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of laws principles.

XV.          WAIVER OF JURY TRIAL AND JURISDICTION. EACH OF THE CLIENT AND AGR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT,COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE CLIENT OR AGR.   THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGR'S ENTERING INTO THIS AGREEMENT.

The Client hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST THE Client WITH RESPECT TO THIS AGREEMENT OR ANY PURCHASE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, as AGR may elect, and, by execution and delivery hereof, the Client accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by AGR in writing. Nothing herein shall limit the right of AGR to bring proceedings against the Client in the courts of any other jurisdiction. Service of process out of any such courts may be made, without limitation, by mailing copies thereof by registered or certified mail, postage prepaid, to the Client at its address for notices as specified herein and will become effective 30 days after such mailing. The Client agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and the Purchase Documents and waives any right to any defense of, or to dismiss any action or proceeding brought before said court on the basis of, forum non conveniens.

XVI.     Miscellaneous.

A.          This Agreement and the related agreements, instruments and documents executed in connection herewith embody the entire agreement and understanding of the parties concerning the subject matter contained herein and therein. This Agreement and such related instruments, agreements and documents supersedes any and all prior agreements and understandings between the parties with respect to such subject matter, whether oralor written.

B.          This Agreement may only be amended in writing signed by all of the parties hereto. No waiver shall be effective unless it is in writing and is signed by the waiving party. Any waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

C.          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the Client may not assign this Agreement or ijs rights hereunder without first obtcining AGR's prior written consent, and any such purported assignment without AGR's prior wrRten consent shall be void and of no force and effect. The Client acknowledges and consents that AGR may pledge, assign or transfer its rights and obligations hereunder and its interest in the Purchase Documents, the Purchased Receivables, any security agreement referred to in Section IX(H) and any securijy interest referred to in Section X to another party or parties, including as collateral security for any indebtedness or obligations of AGR.

D.          The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provisions.

E.          All notices and other communications provided for herein shall be in writing and shall be deemed to have been given when delivered by facsimile transmission (with evidence of transmission) or overnight delivery service or three days after the date mailed by first class registered or certified mail, postage prepaid, to the following addresses, or at such other address as may be furnished from time to time by notice to the other party:

If to AGR:	AGR Funding, Inc.
100 Metroplex Drive, Suite 202
Edison, N.J. 08817
Facsimile No: 732-777-9596

If to the Client:	TOWNSEND CAREERS, LLC
1866 Leithsville Road Suite 225
Hellertown, PA 18055
Facsimile No: 610-672-9999

F.          The representations, warranties and covenants of the Parties contained herein shall survive the purchase of the Purchased Receivables and shall remain in effect notwithstanding any investigation made by or on behalf of AGR and notwithstanding any knowledge (actual or implied) that AGR may have which is inconsistent herewith.

G.          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

If the foregoing is acceptable to the Client and the Client agrees to comply with the terms set forth in this Agreement, please acknowledge the Client's acceptance of and agreement to the foregoing by signing and returning to AGR a copy of this Agreement. Upon signature by the parties below, it is the intention of the parties to be legally bound hereby. The date of this Agreement is the date it is signed by AGR as identified below.

Accepted and Agreed to:

By: TOWNSEND CAREERS, LLC

By: /s/ Christopher Ferguson	By: /s/ Frank Jennings
Name: Christopher Ferguson	Name: Frank Jennings
Title: Managing Director	Title: Managing Director
Date: July 7, 2011	Date: July 7, 2011

By: CMK RESOURCE GROUP, LLC, its sole member

/s/ Christopher Ferguson	By: /s/ Frank Jennings
Name: Christopher Ferguson	Name: Frank Jennings
Title: Managing Director	Title: Managing Director
Date: July 7, 2011	Date: July 7, 2011

AGR Funding Inc.

By: /s/ G. Allen Geyer

Name: G. Allen Geyer

Title: President

Date:July 7, 2011

Execution Date: July 11, 2011

Address(es) of Chief Executive Office and Chief Place of Business of Client:

1866 Leithville Road Suite 225

Hellerstown, PA 18055

Other names used by Client in past six years and trade names and names under which Client conducts business (if none, so state):

As stated in the Security Agreement Questionnaire executed by the Client.

Address(es) of all other offices and places of business of Client (if none, so state):

As stated in the Security Agreement Questionnaire executed by the Client.

Client Information:

Type of Organization:	Limited Liability Company

State of Organization:	Maryland

Organizational
Identification number.	DE1022330

EXHIBIT B TO SALE

AND PURCHASE AGREEMENT

AGR FUNDING,INC.

SETTLEMENT REPORTS

(See attached)

EXHIBIT C

ANNEXED TO AND MADE A PART OF SALE AND PURCHASE AGREEMENT

With respect to the Client, as of the date hereof and as of the date of each purchase of Receivables:

1.           If the Client is a corporation or a partnership or a limited liability company, the Client is duly organized, validly existing and in good standing as such under the laws of the jurisdiction of its organization, and has all the power and authority necessary to carry on its business as now conducted and to enter into and perform this Agreement and the other Purchase Documents. The execution, delivery and performance by the Client of the Purchase Documents have been duly authorized by all appropriate action on behalf of the Client. If the Client is a sole proprietorship, the Client has the necessary power and capacity under applicable law to carry on its business as now conducted and to enter into and perform the Purchase Documents.

2.           When executed and delivered, the Purchase Documents will be legal, valid and binding obligations of the Client, enforceable against the Client in accordance wtlh their respective terms. Upon the filing of financing statements and any release or termination statements required prior to the purchase of any Receivables in all appropriate jurisdictions, any security interest in favor of AGR granted under Section IX(H) and X will be valid, perfected and of the first priority.

3.          The Client is not in violation of its charter or by-laws or other organizational documents or in default in the performance or observance of any contract, indenture, mortgage, loan agreement, lease or other material instrument to which the Client is a party or by which it or any of its properties may be bound. The execution, delivery and performance of the Purchase Documents will not violate any provision of law or regulation or any order or decree of any court or governmental agency, or violate any provision of the Client's organizational documents (if a corporation or partnership) or any agreement to which the Client is a party or by which any of its assets are bound, and will not be in conflict wtlh, result in a breach of, or constitute a default under, any such agreement or result in the creation of any lien or security interest upon any of the Clienfs assets, except in favor of AGR

4.          The Client has all permits, licenses, certifications, authorizations, approvals, consents and agreements of all Debtors, governmental agencies and instrumentalities and any other person, necessary or required for the Client to own the assets that tl now owns, to carry on its business as now conducted, to execute, deliver and perform the Purchase Documents, and to receive payments from the Debtors.

5.           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Client of this Agreement or any other Purchase Document to be delivered hereunder except for the filing of the UCC financing statements, all of which shall be in full force and effect.

6.          There are no actions, suits, investigations or proceedings pending or threatened against the Client before any court, government agency or other tribunal, which, if adversely determined, could materially and adversely affect its financial condition or operations or ability to perform under the Purchase Documents, or could result in cost, loss, liability or expense in excess of $10,000, and the Client is not currently subject to, and has no intention of commencing, any bankruptcy or insolvency proceeding.

7.          The Client has properly filed all returns for all federal, state and local taxes, including income and payroll taxes, on a timely basis or has an agreement of settlement with an approved payment plan with the relevant agency, a true and complete copy of which has been delivered to AGR or, if not filed, extensions have been properly secured. The Client has not failed to pay any taxes, or interest and penalties relating hereto, on or before the due dates thereof.

8.          The Client is in compliance with all laws, acts, rules, regulations, orders, decrees and directions of any governmental authority applicable to the Purchased Receivables or any part thereof or any related contracts and with respect to the Client and its business and properties, a violation of which could in any way affect collection of any Purchased Receivable or could materially and adversely affect its financial condition or operations or its ability to carry out its obligations hereunder or with respect to the Receivables.

9.           The pension and profit-sharing plans, if any, of the Client (and its subsidiaries, if any) are maintained in compliance with all laws and are fully funded in accordance with the obligations of the Client (and its subsidiaries, if any) thereunder.

10.           The Client is not aware of the occurrence of any event which materially and adversely affects or could affect its financial condition or operations, including its ability to perform its obligations hereunder and the transactions contemplated in this Agreement, other than the events it has disclosed herein.

11.           There is no injunction, writ, restraining order or other order of any nature materially and adversely affecting the Client's performance of its obligations hereunder and the transactions contemplated in this Agreement.

12.           The name of the Client as set forth herein is the same as in its organizational documents as filed in the jurisdiction in which it is organized, such name has not been changed in the last six years, and the Client has no trade names, fictitious names, assumed names or "doing business as" names except as disclosed on the signature pages hereof.

13.           The information with respect to the address of the chief place of business of the Client, the location(s) of the office(s) where the Client keeps all of the documents, agreements, books and records relating to the Receivables and other matters set forth on the signature pages of this Agreement is true and complete and there have been no other such locations during the prior six years.

14.           The Client is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement, is paying its debts as they become due and, after giving effect to the transactions contemplated by this Agreement, will have adequate capitalto conduct its business.

15.           The Client has no subsidiaries and does not own any interest in any partnership, joint venture or limited liability company, except as disclosed in writing to AGR

With respect to each Receivable, as of the dale such Receivable is purchased (and after giving effect to such purchase):

A           All documents and agreements relating to the Receivable that have been delivered to AGR with respect to such Receivable are true and correct, and there are no other documents or agreements modifying or affecting such Receivables; the Client has timely and properly invoiced the applicable Debtor, and the Client has delivered or caused to be delivered to such Debtor all supporting documents with respect to such Receivable required by the applicable Debtor; all information set forth in the invoice and supporting claim documents is true, complete and correct, and, if additional information is requested by the Debtor, the Client will promptly provide the same and, if necessary,rebill such Receivable.

B.          The Receivable is exclusively owned by the Client and there is no security interest, encumbrance, charge or lien in favor of any third party, nor any recording or filing against the Client, as debtor, covering or purporting to cover any interest of any kind in any Receivable, except as has been released in a manner satisfactory to AGR With respect to the Purchased Receivable, all right, title and interest of the Client is vested in AGR, free and clear of any lien, security interest, claim or encumbrance of any kind, and the Client agrees to defend the same against the claims of all persons.

C.           The Purchased Receivable (A) is payable, in an amount not less than its Gross Amount, by the Debtor identified by the Client as being obligated to do so as of the date of purchase, (B) is based on an usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no party to such related contract is in violation of any such law,rule or regulation.

D.           The representations, warranties and statements made by the Client in the Purchase Documents, any financial information with respect to the Client delivered to AGR or any other related documents, including, without limitation, any description of the Purchased Receivable, remain true and correct and do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made therein not misleading.

E.          No Purchased Receivable has aged more than 30 days from the date of service giving rise thereto.

SERVICING AGREEMENT

Agreement made as of the 11th day of July, 2011 by and between AGR FUNDING, INC., a New Jersey corpor on (together with its successors and assigns, "AGR") and TOWNSEND CAREERS. LLC, a Maryland limit liability company (the "Client").

WHEREAS, AGR and Client have entered into a Sale and Agreement dated as of 7th of July, 2011 (as amended, or supplemented from time toime, the "Sale Agreement");

WHEREAS, pursuant to the Sale Agreement, AGR may from time to time purchase Purchased Receivables (as defined therein) from the Client; and

WHEREAS, pursuant to the Sale Agreement, the Client has entered into this Agreement to provide for the Client's obligations to service and collect Purchased Receivables;

NOW, THEREFORE, in consideration of the premises, the covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Client and AGR hereby agree as follows:

1. Client's Responsibilities. (a) Client shall be responsible for servicing and collection of all Purchased Receivables. Client shall diligently attempt to collect and receive all amounts owing on the Purchased Receivables, provided, however, that any out-of-pocket collection, legal or litigation expenses may be incurred by Client for AGR's account only if Client obtains AGR's prior written consent. In fulfilling its responsibilities hereunder, Client shall use customary and usual servicing and collection procedures followed by others engaged in the same line of business.

(b) Client shall segregate records and other documents relating to Purchased Receivables and shall clearly identify Purchased Receivables.

(c) Client shall notify AGR promptly of any matters affecting the value, enforceability or collectability of any Purchased Receivables and all disputes, offsets, deductions, defenses and counterclaims of which it has knowledge.

(d) Client shall not reduce or modify the terms of any Purchased Receivables without the prior written consent of AGR.

(e) Client shall permit AGR to inspect its books and records and make copies thereof in order for AGR to confirm Client's compliance with its obligations hereunder.

2. No Compensation. Client acknowledges and agrees that the Purchase Price (as defined in the Sale Agreement) payable to it for the Purchased Receivables was calculated so as to compensate Client for its services hereunder, and no additional compensation or payments shall be paid to Client for its services hereunder, except as expressly provided in Section 1 hereof.

3. Termination.          AGR shall have the right to terminate this Agreement at any time in its sole discretion, whereupon Client shall cooperate fully with AGR or AGR's designee to transfer the servicing duties hereunder.           Without limitation of the foregoing, Client shall provide to AGR or its designee access to all records, computer programs and software utilized by Client and computer data banks.          Client shall have no right to terminate this Agreement so long as any Purchased Receivables remain outstanding.

4. Miscellaneous.

(a) This Agreement, the Sale Agreement and all related agreements, instruments and documents embody the entire agreement and understanding of the parties concerning the subject matter con tained herein and therein. This Agreement and such other agreements supersede any and all prior agreements and understandings between the parties with respect to such subject matter, whether oral or written.

(b) This Agreement may only be amended in writing signed by all of the parties hereto. No waiver shall be effective unless it is in writing and is signed by the waiving party. Any waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

(c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and ass1gns. Notwithstanding the foregoing, the Client may not assign this Agreement or its rights hereunder without first obtaining AGR's prior written consent, and any such purported assignment without AGR's prior written consent shall be void and of no force and effect.

(d) The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provisions.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

(f) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York and shall be subject to the provisions of Section 15 of the Sale And Purchase Agreement.

IN WITNESS WHEREOF, the Client and AGR have executed this Agreement on the date first above written.

AGR FUNDING INC.

/s/ G. Allen Geyer
By: G. Allen Geyer
President

TOWNSEND CAREERS, LLC

/s/ Christopher Ferguson
Christopher Ferguson
Managing Director

GENERAL SECURITY AGREEMENT

In consideration of credit or other financial accommodations extended or continued from time to time to, or on the guaranty, endorsement or other assurance of, the undersigned ("Obligor'') by AGR Funding, Inc.(together with its successors and assigns, "AGR"), Obligor hereby agrees as follows:

1.	Security Interest

a.	To secure the full and punctual payment and performance of all of the Obligations (as hereinafter defined), Obligor hereby grants to AGR a continuing security interest in, and assigns and pledges to AGR, the Collateral (as hereinafter defined).

b.	"Obligations" shall mean and include all indebtedness, liabilities, obligations, covenants and duties of Obligor to AGR (including, without limitation,those which AGR may have acquired from others) of every kind, nature and description, direct or indirect, absolute .or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and whether or not evidenced by any note or other instrument or agreement and whether or not for the payment of money, including, but not limited to, indebtedness, obligations and liabilities to AGR of Obligor (i) as a member of any partnership, syndicate, association or other group or (ii) under any guaranty executed from time to time by Obligor in favor of AGR.

c.	Certain terms used herein are defined in Section 13 hereof.

d.	"Collateral" shall mean and include all assets, property and fixtures of Obligor, whether now or hereafter existing or now owned or hereafter acquired and wherever located, of every kind and description, tangible or intangible, including, but not limited to, all goods, inventory, equipment, farm products, instruments, documents, chattel paper, accounts, contract rights, investment property. general intangibles, tax refunds, books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of Obligor pertaining to any of the foregoing, all supporting obligations, and all products and proceeds of all or any of the foregoing.

2.	Rank and Perfection of Securitv Interest

a.	Obligor will not create or permit to exisnor shall there exist, any security interest in, lien, attachmen levy or encumbrance upon, or assignment or pledge as security of, any of the Collateral, except the security interest of and assignment and pledge to AGR hereunder and liens consented to by AGR in writing.

b.	(i) Obligor will from time to time, at its expense, take all action requested by AGR, or which may be necessary or desirable, to perfecontinue, evidence, preserve, protect or validate the security interest of and assignment and pledge to AGR hereunder to enable AGR to exercise and enforce its rights hereunder, including, but not limited to, (A) executing and delivering one or more·notices, financing statements, agreements or other writings, and (B) delivering to AGR, and stamping or otherwise marking, in such manner as AGR may specify, any and all chattel paper, instruments, letters and advice of credit and documents constituting part of the Collateral, in each case endorsed or accompanied by such instruments of assignment as AGR may specify.

(ii) Obligor hereby authorizes AGR, at its option but without any obligation so to do, to file financing and continuation statements and amendments to financing statements, naming Obligor as debtor, with respect to any of the Collateral without the signature of Obligor, and agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement Obligor shall pay the costs of any recording or filing of any financing or continuation statements, or amendments thereto, concerning the Collateral.

3.	Covenants.

a.	Obligor shall at all times: (i) defend the Collateralagainst the claims and demands of all persons and (ii) in the case of tangible property constituting part of the Collateral, (A) properly maintain and keep in good order and repair such property and (B) keep such property fully insured with responsible companies acceptable to AGR against such risks as such Collateral may be subject to, or as AGR may request, under policies containing loss payable clauses naming AGR as loss payee as its interests may appear and otherwise in form and substance satisfactory to AGR, and providing that: (1) all proceeds thereof shall be payabletoAGR, (2) such insurance shall not be affected by any act or neglect of Obligor or other owner of the property described in such policy, and (3) such policy and loss payable clause may not be cancelled or amended except upon ten days' prior written notice to AGR.

b.	Obligor will comply with the requirements of all leases, mortgages and other instruments relating to premises where any Collateral is located.

c.	Obligor will not sell or otherwise dispose of any of the Collateral, except that, if the same constitute Collateral, until notice terminating such authority is given by AGR to Obligor, (i) accounts may be collected in the ordinary course of business as heretofore conducted and (ii) Inventory or farm products may be sold in the ordinary course of business as heretofore conducted.

d.	Obligor will give AGR not less than 30 days prior written notice of (i) any change in (A) its name, identity or corporate structure, (B) the location of its chief executive office or any other place of business, or (C) the location of any of the Collateral or its books and records concerning any Accounts, (ii) the location of each new place of business opened by Obligor, and (iii) each new location of any Collateral. Obligor will give AGR prompt notice of any loss or depreciation in the value of any of the Collateral. Set forth on Schedule A annexed hereto are all trade names or trade styles used by Obligor, the location of Obligor's chief executive office, all locations of Collateral and all locations Of Obligor's books and records.

4.          Events of Default lWithout limiting the right of AGR to demand payment of any or all ofthe Obligations at any time in its sole discretion, it shall be an Event of Default if any of the following events shall occur: (i) default in payment of any of the Obligations when due,whether on demand or otherwise; or (iQ the occurrence of any "Event of Defaulf' or "defaulf' as defined or specified in any agreement, instrument or document evidencing or providing for the Obligations or any guaranty thereof; or (iii) the Obligor (or any corporation whose obligations to AGR are now or hereafter guaranteed by Obligor) shall be an Impaired Client as defined in Section 1(e) of the Sale and Purchase Agreement between Obligor and AGR.

5.          Remedies upon Event of Default Rights. Upon the occurrence of an Event Of Default and at any time or from time to time thereafter:

a.	AGR may exercise all rights to which it is entitled hereunder or under applicable law;

b.	AGR may exercise all rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, AGR may sell the Collateral or any part thereof at public or private sales, for cash, upon credit or for future delivery, and at such price or prices as AGR may deem satisfactory. AGR may be the purchaser of any or all of the Collateralso sold at any public sale (or, if the Collateralis of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatever kind. Obligor will execute and deliver such documents and take such other action as AGR deems necessary or advisable in order that any such sales may be made in compliance with law. Upon any such sales AGR shall have the right to deliver, assign and transfer to the purchaser thereof the Collateralso sold. Each purchaser at any such sales shall hold the Collateral so sold to it absolutely, free from any claim or right of whatever kind, including any equtty or right of redemption of Obligor,and to the extent permitted by law, Obligor hereby specifically waives all rights of redemption, stay or appraisalwhich it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required herein shall (i) in the case of a public sale, state the time and place fixed for such sale, and (ii) in the case of private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as AGR may fix in the notice of such sale. Unless the Collateralis perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized markeAGR will give Obligor reasonable notice ofthe time and place of any such public sale or of the time after which any private sale or any other intended disposition thereof is to be made, and Obligor agrees that ten (10) days prior notice shall be deemed reasonable notice. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as AGR may determine. AGR shall not be obligated to make any such sale pursuant to any such notice. AGR may without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of Collateral on credit or for future delivery, the Collateral sold may be retained by AGR until the selling price is paid by the purchaser thereof, but AGR shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateralmay again be sold upon like notice. AGR, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests granted herein and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

c.	For the purposes of enforcing any and all rights and remedies under this AgreemenAGR may (0 require Obligor to, and Obligor agrees that it will, at its expense and upon the request of AGR, forthwith assemble all or any part of the Collateral as directed by AGR and make it available at a place designated by AGR which is, in its opinion, reasonably convenient to AGR whether at the premises of Obligor or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises where any of the Collateral is or may be located, and without charge or liability to iseize and remove such Collateral from such premises, (iii) have access to and use Obligor's books and records relating to the Collateraland (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facilitY owned or leased by Obligor or any other person, corporation or other entity, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent AGR deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used by Obligor.

6.          Limitation on Dutv of AGR in Respect of Collateral. Beyond the safe custody thereof, AGR shall have no duty as to any Collateralin its possession or control or in the possession or control of any agent or bailee or as to any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

7. Application of Proceeds. Upon any demand for payment of any or all of the Obligations or upon the occurrence and during the continuance of any other Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateralshall be applied by AGR in the following order of priority:

a.	to payment of the expenses of such sale or other realization, including reasonable compensation to (and costs and disbursements of) agents and counsel for AGR, and all expenses, liabilities and advances incurred or made by AGR in connection therewith, and any other unreimbursed expenses for which AGR is to be reimbursed pursuant to the documents or instruments evidencing or governing any of the Obligations;

b.	to the payment of the other Obligations in such order as AGR shall determine; and

c.	to payment to Obligor or its successors or assigns, or to whomsoever may be entitled thereto, or as a court of competent jurisdiction may direcof any surplus then remaining from such proceeds.

If, upon the sale, lease or other disposition of the Collateral, theproceeds thereof are insufficient to pay all amounts to which AGR is legally entitled, Obligor will remain liable for the deficiency, together with interest thereon at the rate provided for post-maturity interest in the agreements and instruments evidencing the Obligations.

8.	AGR's Expenses and Indemnification.

a.	Obligor agrees to reimburse AGR for all costs and expenses, including attorneys' fees and disbursements, incurred, and to indemnify and hold AGR harmless from and against all losses suffered, by AGR in connection with (i) AGR's exercise of any right or remedy granted to it hereunder, (ii) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement, and (iii) the collection or enforcement of the Obligations.

b.	Amounts payable by Obligor under this Section 8 shall constitute Obligations which shall be payable on demand.

9.	No Waivers of Rights Hereunder; Rights Cumulative.

a.	No delay by AGR in exercising any right hereunder, or under any of the other Obligations, shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver or amendment of any provision of this Agreement or of any of the other agreements, instruments or documents evidencing the Obligations shall be enforceable against AGR unless it shall be in writing, be signed by AGR, and expressly refer to the provision affected; any such waiver shall be limited solely to the specific event waived.

b.	All rights granted to AGR hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to AGR with respect to the other Obligations or under applicable law and nothing herein shall be construed as limiting any such other right.

10.	Assignment.

AGR may assign any or all of the Obligations and may transfer therewith any or all of the Collateral therefor and the transferee shall have the same rights with respect thereto as had AGR. Upon such transfer, AGR shall be released from all responsibility for the Collateral so transferred.

11.	Continuing Agreement; Termination.

a.	This Agreement shall be a continuing agreement and shall apply to all present and future Obligations, notwithstanding that at any particular time all of the Obligations then outstanding shall have been paid in full.

b.	This Agreement shall continue in full force and effect until written notice of termination shall have been signed by AGR.

12.	Governing Law: Jurisdiction: Certain Waivers.

a.	THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

b.	OBLIGOR HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST OBLIGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THEUNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS AGR MAY ELECT,AND,BY EXECUTION AND DELIVERY HEREOF, OBLIGOR ACCEPTS AND CONSENTS TO, FOR ITSELF AND IN RESPECT TO ITS PROPERTY,GENERALLY AND UNCONDmONALLY,THE JURISDICTION OF THE AFORESAID COURTS AND AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE, UNLESS WAIVED BY AGR IN WRITING,WITH RESPECT TO ANY ACTION OR PROCEEDING BROUGHT BY IT AGAINST AGR. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGR TO BRING PROCEEDINGS AGAINST OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION. OBLIGOR AGREES THAT SECTIONS 5-1401AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND, TO THE MAXIMUM EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS.

c.	Obligor waives personal service of process and consents that service of process upon it may be made by certified or registered mail, retum receipt requested, directed to Obligor at its address last specified for notices hereunder, and service so made shall be deemed completed ten days after the same shall have been so mailed.

d.	EACH OF AGR AND OBLIGOR HEREBY KNOWINGLY,VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OBLIGOR OR AGR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGR'S EXTENDING CREDIT TO OBLIGOR.

13.	Definitions.

Except as otherwise specifically defined herein, all terms defined in Article 1 or 9 of the New York Uniform CommercialCode as in effect on the date of this Agreement (other than the term "Collateral") are used herein with the meanings therein given.

14.	General.

a.	If this Agreement is executed by two or more Obligors, they shall be jointly and severally liable hereunder, all provisions hereof regarding the Obligations or the Collateral shall apply to the Obligations and Collateral of any or all of them and the termination of this Agreement as to one or more of such Obligors shall not terminate this Agreement as to any remaining Obligors.

b.	This Agreement shall be binding upon the heirs, executors, administrators, assigns or successors of each of the undersigned Obligors and shall inure to the benefit of and be enforceable by AGR, its successors, transferees and assigns.

c.	If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of AGR in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Dated: July 7, 2011.

TOWNSEND CAREERS, LLC

By: /s/ Christopher Ferguson
Christopher Ferguson
Title: Managing Director

By: /s/ Frank Jennings
Frank Jennings
Title: Managing Director

By: CMK RESOURCES GROUP, LLC, its sole member

By: /s/ Christopher Ferguson
Christopher Ferguson
Title: Managing Director

By: /s/ Frank Jennings
Frank Jennings
Title: Managing Director

Address of Obligor:	Telephone:	215-820-9299
	Telefax:	610-072-9999
1866 Leithsville Road Suite 225
Hellertown, PA 18055

ACCEPTED: July 11, 2011
AGR FUNDING INC.

By: /s/ G. Allen Geyer
G. Allen Geyer
Title: President

Address of AGR:

AGR Funding, Inc.	Telephone:	732-572-0568
100 Metroplex Drive, Suite 202	Telefax:	732-777-9596
Edison, New Jersey 08817

AGR Funding, Inc.

LIMITED LIABILITY COMPANY DECLARATION AND AGREEMENT

We, the undersigned, hereby represent and warrant to and agree with AGR Funding, Inc. (hereinafter, together with all of its branches, agencies, subsidiaries and affiliates, called "AGR"), that

1.             The name and address of the limited liability company (hereinafter called the "Limited Liability Company") for which an account and/or credit relationship is to be opened is as follows:

TOWNSEND CAREERS, LLC
1866 LEITHSVILLE RD #225
HELLERTOWN, PA 18055

[INSERT FULL NAME AND STREET ADDRESS OF LIMITED LIABILITY COMPANY]

2.           That the following constitute all of the members of the Limited Liability Company and specimens of their signatures:

CMK RESOURCE GROUP, LLC. Its sole member

/S/ Christopher Ferguson
Managing Director

/s/ Frank Jennings
Managing Director

[LIST ALL MEMBERS]

and that the following person(s) constitute(s) all the managers of the Limited Liability Company and specimens of their signature are set forth opposite their names:

[LIST MANAGERS]

in either such case, bearing the apparent endorsement of the Limited Liability Company by rubber stamp, facsimile, mechanical, manual or other signature or otherwise endorsed, or unendorsed, with or without the signature of any person purporting to be an officer or agent of the Limited Liability Company; and

6.          That AGR Funding, Inc. is hereby directed to take any action contemplated by these agreements, when signed or otherwise authorized as required hereby, without limit as to amount (except as otherwise herein specified), without inquiry and without regard to the disposition of any such item or any proceeds thereof, and AGR Funding, Inc. shall not be liable in connection therewith notwithstanding that such item may be payable to the order of a person whose signature appears therein or of any other member, signatory, agent or agents of the Limited Liability Company, or such item or any proceeds thereof may be used or disposed of for the personal credit or account of any such person or persons, member, signatory, agent or agents with AGR Funding, Inc. or otherwise, or any payment of the individual obligation of any such person or persons, member, signatory, agent or agents to AGR Funding, Inc. or otherwise.

7.          That to induce AGR Funding, Inc., acting at its option in each instance, to rely hereon, we hereby agree jointly and severally: (a) to notify AGR Funding, Inc. promptly by a notice in writing of any change(s) in the composition of the Limited Liability Company and thereupon to furnish AGR Funding, Inc. upon request with a supplementary Declaration and Agreement satisfactory in form to it; (b) that, despite any dissolution or termination of the Limited Liability Company (whether by the death or resignation of any member or otherwise), or any modification or termination of the authority of any member or manager (or of any person named in No. 3 hereof or who may hereafter be granted any power to represent and sign for the Limited Liability Company by a writing signed by one or more of us and delivered to AGR Funding, Inc.), AGR Funding, Inc. may act hereunder and rely hereon until written notice to the contrary, signed by or on behalf of one or more of us, shall have been received by AGR Funding, Inc. and acknowledged by it; (c) that no notice which may be given to AGR Funding, Inc. hereunder shall be binding upon it until received and sufficient lime shall have elapsed thereafter to permit AGR Funding, Inc. in due course, and by such means as it may deem appropriate, to notify such of its departments, offices and correspondents as it may deem to be concerned or affected thereby; (d) to indemnify and hold AGR Funding, Inc., its successors and assigns harmless from any loss suffered or liability incurred by it by reason of its having acted at any time(s) pursuant to and/or in reliance upon any of the representations and/or agreements herein contained; and (e) that none of the provisions of this paragraph may be waived, altered, modified or amended except as AGR Funding, Inc. may consent thereto by a writing duly signed in its behalf.

8.          Attached hereto as Exhibit A are a true and complete copy of the Limited Liability Company's Articles of Organization and Operating Agreement which have not been amended or modified and are in full force and effect on the date hereof.

The representations and agreements set forth herein are hereby declared to be binding upon the Limited Liability Company, and also upon ourselves, individually, and as the members and managers of the Limited Liability Company, and upon our respective heirs, legal representatives and assigns.

[All members to sign)

this

3.          That the following person(s), other than the managers, is (are) hereby authorized to represent and sign for the Limited Liability Company and specimens of their signature(s) are set forth opposite their names:

Christopher Ferguson, Managing Director	/s/ Christopher Ferguson
Frank Jennings, Managing Director	/s/ Frank Jennings
Rachel Cheli, Accounting Director	/s/ Rachel Cheli

[LIST ANY SIGNATORIES OTHER THAN THE MANAGERS]

4.          That each manager and each other authorized signatory specified above, without counter-signature except to the extent indicated below (if the signature of more than a single manager or signatory is required, clearly indicate in what manner they are to sign, that is, whether joint signatories or any other special combinations are required):

NONE

[SPECIFY ANY RESTRICTIONS]

is authorized in the name and/or on behalf of the Limited Liability Company to enter into, execute and deliver any and all agreements, instruments and documents with AGR Funding, Inc. providing for or relating to the sale to AGR Funding, Inc. of accounts receivable, contract rights, general intangibles and other property, including, without limitation, a Sale and Purchase Agreement, Servicing Agreement, Lockbox Agreement, Security Agreement and any and all related agreements, instruments and documents; to sign, draw, accept or endorse checks, notes, drafts, bills of exchange, acceptances or other instruments for the payment of money drawn against the account(s) of the Limited Liability Company; to borrow money and to obtain credit for the Limited Liability Company from AGR Funding, Inc. on such terms as may seem to him or them advisable and to make and deliver notes, drafts, acceptances and other obligations of the Limited Liability Company therefor, as well as instruments of guarantee and of indemnity, agreements and contracts, all in form satisfactory to AGR Funding, Inc., and, as security therefor, to grant a security interest in, and to assign, transfer, hypothecate, mortgage, pledge, entrust, withdraw, exchange and substnute any stocks, bonds, securities, mortgages, bills and accounts, bills of lading, warehouse receipts, goods, insurance policies, certificates, savings passbooks or any other property of every nature and description held by or belonging to the Limited Liability Company, with full authority to endorse, assign or guarantee the same in the name of the Limited Liability Company; to execute and deliver security agreements, financing statements and all instruments of assignment, transfer, hypothecation, mortgage, pledge and trust; to sell or discount with or without recourse any bills receivable or other paper, whether or not negotiable, held by the Limited Liability Company; to engage in any interest rate protection transaction, including any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement, or other exchange or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction; to subordinate and assign any obligations and debts owed to the Limited Liability Company by another or others, and in connection therewith, to execute and deliver instruments of subordination and assignment in form satisfactory to AGR Funding, Inc.; to purchase and sell stocks, bonds and other securities; to engage in repurchase and reverse repurchase agreements and contracts for future delivery; to give instructions for transfers of monies by check, draft, wire transfer including the transfer of funds by computer or similar electronic means or otherwise and for any purposes incidental to the foregoing; and to delegate to another person or other persons any authority herein granted to the signatories; and

5.          That AGR Funding, Inc. is authorized to receive: (1) from the Limited Liability Company any and all checks, notes, drafts, bills of exchange, acceptances or other instruments for the payment of money payable to the Limited Liability Company or to its order, and (2) from any other person, natural or corporate, any and all such instruments endorsed to or to the order of such other person, when,

AGR Funding, Inc.

LIMITED LIABILITY COMPANY DECLARATION AND AGREEMENT

We, the undersigned, hereby represent and warrant to and agree with AGR Funding, Inc. {hereinafter, together with all of its branches, agencies, subsidiaries and affiliates, called "AGR"), that

1.             The name and address of the limited liability company {hereinafter called the "Limited Liability Company") for which an account and/or credit relationship is to be opened is as follows:

CMK Resource Group LLC

1166 Leithsville Rd #225

Hellertown, PA 18055

[INSERT FULL NAME AND STREET ADDRESS OF LIMITED LIABILITY COMPANY]

2.          That the following constitute all of the members of the Limited Liability Company and specimens of their signatures:

By:  /s/ Christoher Ferguson

Christopher Ferguson, Managing Director

Optos Capital Partners LLC (50% Membership Interest)

By:  /s/ Frank Jennings

Frank Jennings Managing Director

Oilmatic Sales LLC (50% Membership Interest)

[LIST ALL MEMBERS]

and that the following person{s) constitute{s) all the managers of the Limited Liability Company and specimens of their signature are set forth opposite their names:

By:	/s/ Christopher Ferguson
Christopher Ferguson, Managing Member
Optos Capital Partners LLC (50% Membership Interest)

By:	/s/ Frank Jennings
Frank Jennings Managing Director
Oilmatic Sales LLC, (50% Membership Interest)

[LIST MANAGERS]

3.          That the following person(s), other than the managers, is (are) hereby authorized to represent and sign for the Limited Liability Company and specimens of their signature(s) are set forth opposite their names:

/

s/ Christopher Ferguson	Christopher Ferguson, Managing Director
/s/ Frank Jennings	Frank Jennings, Managing Director
/s/ Rachel Cheli	Rachel Cheli, Accounting Director

[LIST ANY SIGNATORIES OTHER THAN THE MANAGERS]

4.          That each manager and each other authorized signatory specified above, without counter-signature except to the extent indicated below (if the signature of more than a single manager or signatory is required, clearly indicate in what manner they are to sign, that is, whether joint signatories or any other special combinations are required):

None

[SPECIFY ANY RESTRICTIONS]

is authorized in the name and/or on behalf of the Limited Liability Company to enter into, execute and deliver any and all agreements, instruments and documents with AGR Funding, Inc. providing for or relating to the sale to AGR Funding, Inc. of accounts receivable, contract rights, general intangibles and other property, including, without limitation, a Sale and Purchase Agreement, Servicing Agreement, Lockbox Agreement, Security Agreement and any and all related agreements, instruments and documents; to sign, draw, accept or endorse checks, notes, drafts, bills of exchange, acceptances or other instruments for the payment of money drawn against the account(s) of the Limited Liability Company; to borrow money and to obtain credit for the Limited Liability Company from AGR Funding, Inc. on such terms as may seem to him or them advisable and to make and deliver notes, drafts, acceptances and other obligations of the Limited Liability Company therefor, as well as instruments of guarantee and of indemnity, agreements and contracts, all in form satisfactory to AGR Funding, Inc., and, as security therefor, to grant a security interest in, and to assign, transfer, hypothecate, mortgage, pledge, entrust, withdraw, exchange and substitute any stocks, bonds, securities, mortgages, bills and accounts, bills of lading, warehouse receipts, goods, insurance policies, certificates, savings passbooks or any other property of every nature and description held by or belonging to the Limited Liability Company, with full authority to endorse, assign or guarantee the same in the name of the Limited Liability Company; to execute and deliver security agreements, financing statements and all instruments of assignment, transfer, hypothecation, mortgage, pledge and trust; to sell or discount with or without recourse any bills receivable or other paper, whether or not negotiable, held by the Limited Liability Company; to engage in any interest rate protection transaction, including any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement, or other exchange or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction; to subordinate and assign any obligations and debts owed to the Limited Liability Company by another or others, and in connection therewith, to execute and deliver instruments of subordination and assignment in form satisfactory to AGR Funding, Inc.; to purchase and sell stocks, bonds and other securities; to engage in repurchase and reverse repurchase agreements and contracts for future delivery; to give instructions for transfers of monies by check, draft, wire transfer including the transfer of funds by computer or similar electronic means or otherwise and for any purposes incidental to the foregoing; and to delegate to another person or other persons any authority herein granted to the signatories; and

5.          That AGR Funding, Inc. is authorized to receive: (1) from the Limited Liability Company any and all checks, notes, drafts, bills of exchange, acceptances or other instruments for the payment of money payable to the Limited Liability Company or to its order, and (2) from any other person, natural or corporate, any and all such instruments endorsed to or to the order of such other person, when, in either such case, bearing the apparent endorsement of the Limited Liability Company by rubber stamp, facsimile, mechanical, manual or other signature or otherwise endorsed, or unendorsed, with or without the signature of any person purporting to be an officer or agent of the Limited Liability Company; and

6.          That AGR Funding, Inc. is hereby directed to take any action contemplated by these agreements, when signed or otherwise authorized as required hereby, without limit as to amount (except as otherwise herein specified), without inquiry and without regard to the disposition of any such item or any proceeds thereof, and AGR Funding, Inc. shall not be liable in connection therewith notwithstanding that such item may be payable to the order of a person whose signature appears therein or of any other member, signatory, agent or agents of the Limited Liability Company, or such item or any proceeds thereof may be used or disposed of for the personal credit or account of any such person or persons, member, signatory, agent or agents with AGR Funding, Inc. or otherwise, or any payment of the individual obligation of any such person or persons, member, signatory, agent or agents to AGR Funding, Inc. or otherwise.

7.          That to induce AGR Funding, Inc., acting at its option in each instance, to rely hereon, we hereby agree jointly and severally: (a) to notify AGR Funding, Inc. promptly by a notice in writing of any change(s) in the composition of the Limited Liability Company and thereupon to furnish AGR Funding, Inc. upon request with a supplementary Declaration and Agreement satisfactory in form to it; (b) that, despite any dissolution or termination of the Limited Liability Company (whether by the death or resignation of any member or otherwise), or any modification or termination of the authority of any member or manager (or of any person named in No. 3 hereof or who may hereafter be granted any power to represent and sign for the Limited Liability Company by a writing signed by one or more of us and delivered to AGR Funding, Inc.), AGR Funding, Inc. may act hereunder and rely hereon until written notice to the contrary, signed by or on behalf of one or more of us, shall have been received by AGR Funding, Inc. and acknowledged by it; (c) that no notice which may be given to AGR Funding, Inc. hereunder shall be binding upon it until received and sufficient time shall have elapsed thereafter to permit AGR Funding, Inc. in due course, and by such means as it may deem appropriate, to notify such of its departments, offices and correspondents as it may deem to be concerned or affected thereby; (d) to indemnify and hold AGR Funding, Inc., its successors and assigns harmless from any loss suffered or liability incurred by it by reason of its having acted at any time(s) pursuant to and/or in reliance upon any of the representations and/or agreements herein contained; and (e) that none of the provisions of this paragraph may be waived, altered, modified or amended except as AGR Funding, Inc. may consent thereto by a writing duly signed in its behalf.

8.          Attached hereto as Exhibit A are a true and complete copy of the Limited Liability Company's Articles of Organization and Operating Agreement which have not been amended or modified and are in full force and effect on the date hereof.

The representations and agreements set forth herein are hereby declared to be binding upon the Limited Liability Company, and also upon ourselves, individually, and as the members and managers of the Limited Liability Company, and upon our respective heirs, legal representatives and managers of the Limited Liability assigns, and upon our respective heirs.

In Witness Whererof we have caused this instrument to be duly executed this 5th day of July, 2011.

/s/ Christopher Ferguson
Christopher Ferguson, Managing Director

/s/ Frank Jennings
Frank Jennings, Managing Director

AGR FUNDING, INC.

GUARANTEE

In order to induce AGR Funding, Inc. {which, together with its successors, endorsees and assigns, is hereinafter called "AGR") to purchase accounts receivable and other obligations from, and make such advances, loans or extensions of credit, directly or indirectly, to TOWNSEND CAREERS. LLC {hereinafter, whether one or more, called the "Custome ') and to grant to the Customer such renewals, extensions, forbearances, releases of collateral or other relinquishments of rights as AGR may deem advisable, and for other valuable consideration, the receipt of which is hereby acknowledged, the undersigned (hereinafter, whether one or more, called the "Guaranto ') who if more than one, shall be jointly and severally liable hereunder, hereby unconditionally guarantees to AGR the due and punctual payment when due, whether by acceleration or otherwise, in accordance with the terms thereof, ofthe principal of and interest on and all other sums payable with respect to any and every obligation or liability of the Customer to AGR, whether now existing or hereafter incurred, whether originally contracted with AGR or with another and transferred to AGR or otherwise acquired by AGR, whether contracted by the Customer alone or jointly with others, and whether absolute or contingent, secured or unsecured, matured or unmatured (such obligations and liabilities of the Customer being hereinafter collectively called the "Liabilities").

The term "Collateral" as hereinafter used shall mean the collateral listed in any schedule appended hereto and any funds, guarantees, agreements, goods, accounts, contract rights, general intangibles, chattelpaper, documents, instruments, or any other thing in which AGR is given a security interest pursuant to this Guarantee, or other property or rights or interests of any nature whatsoever, or the proceeds thereof, which may have been, are, or hereafter may be assigned, transferred or delivered to AGR or in which AGR is given a security interest directly or indirectly by or on behalf of the Customer or the Guarantor or any other person or which may now or hereafter be held by any person, as trustee or otherwise, as security, whether immediate or underlying, for the performance of this Guarantee or the payment of the Liabilities or any of them or any security therefor. The Guarantor hereby agrees to take any and all steps necessary to preserve AGR's rights in the Collateralagainst any other parties, and AGR is not obligated to take any such steps or action. Without limiting the generality ofthe foregoing, AGR shall not be obligated to take any action in connection with any conversion, call, redemption, retirement or any other event relating to any of the Collateral unless the Guarantor gives notice to AGR that such action shall be taken not more than thirty (30) days prior to the time such action may first be taken and not less than ten (10) days prior to the expiration of the time during which such action may be taken.

The Guarantor hereby grants to AGR full power, without notice to the Guarantor,and, if there is more than one Guarantor liable hereunder, without in any way affecting the joint and several obligations of each Guarantor hereunder, to deal in any manner with the Customer, the Liabilities, the Collateral and with any Guarantor hereunder, and any other guarantor of the Liabilities including, without limitation, the powers: (a) to modify or otherwise change any terms of all or any part of the Liabilities and/or the Collateral, to grant any extension or renewal thereof and any other indulgence with respect thereto, and to effect any release, subordination, compromise or settlement with respect to the Customer, the Liabilities, the Collateral, and the obligation of any one or more ofthe Guarantors; (b) to enter into any agreement of forbearance with respect to all or any part of the Collateral, or with respect to the Liabilities of the Customer or the obligations of any Guarantor, or to change the terms of any such agreement; (c) to forbear from calling for additionalcollateralto secure any of the Liabilities or to secure any obligation comprised in the Collateral; and (d) to consent to the substitution, exchange, or release of all or any part of the Collateral, whether or not the collateral, if any, received by AGR upon such substitution, exchange, or release shall be of the same or of a different character or value than the collateral surrendered by AGR. ·

The Guarantor waives any notice of the acceptance of this Guarantee, or of the creation, renewal or accrual of any of the Liabilities, present or future, or of the reliance of AGR upon this Guarantee. The Liabilities shall conclusively be presumed to have been created, contracted for, incurred or suffered to exist in reliance upon this Guarantee, and all dealings between the Customer and AGR shall likewise be presumed to be in reliance upon this Guarantee. The Guarantor waives protest, presentment, demand for payment, notice of default or non-payment, and notice of dishonor to or upon the Guarantor, the Customer, or any other party liable for any of the Liabilities. The obligations of the Guarantor hereunder, and the rights of AGR in the Collateral, shall not be released, discharged or in any way affected,nor shall the Guarantor have any rights againstAGR by reason of the fact that AGR fails to preserve any rights in the Collateralor take any action whatsoever in regard to the Collateral or that any of the Collateral may be in default at the time of acceptance thereof by AGR or later; nor by reason of the fact that a valid lien in any of the Collateral may not be conveyed to, or created in favor of AGR; nor by reason of the fact that any of the Collateralmay be subject to equities or defenses or claims in favor of others or may be invalid or defective in any way; nor by reason of the fact that any of the Liabilities may be invalid or unenforceable against the Customer or any obligor thereon for any reason whatsoever; nor by reason of the fact that the value of the Collateral, if any, or the financial condition ofthe Customer, or of any obligor on the Liabilities or any obligation included in the Collateral may not have been correctly estimated or was thereafter changed; nor by reason of any deterioration, waste, or loss by fire, theft, or otherwise of any of the Collateral; nor by reason of the release, in whole or in part, with or without consideration of the Collateral or any of it

In case the Customer shall fail to pay all or any part of the Liabilities when due, the Guarantor immediately will pay to AGR the amount due and unpaid by the Customer under such Liabilities, in like manner as if such amount constituted the direct and primary obligation of the Guarantor. AGR shall be entitled to exercise any rights and remedies it may have under this Guarantee without being obligated to resort first to the Collateral or to any other security or to any other remedy or remedies to enforce payment or collection of the Liabilities, and may pursue all or any of its remedies at one or at different times. AGR is hereby given a continuing lien and security interest for the additional security of this Guarantee as well as of any other obligation or liability (present or future, absolute or contingent, matured or unmatured) of the Guarantor to AGR, upon all property and securities now or hereafter given to or left in the possession or custody of AGR for any purpose (including property left in safekeeping), by or for the account of the Guarantor, and also upon any deposits with or any credit or claim of any Guarantor against AGR existing from time to time.

In the event that AGR shall receive any payments on account of any of the Liabilities, whether directly or indirectly, and it shall subsequently be determined that such payments were for any reason improper, or a claim shall be made against AGR that the same were improper, and AGR either voluntarily or pursuant to court order shall return the same, the Guarantor shall be liable, with the same effect as if the said payments had never been paid to, or received by, AGR, for the amount of such repaid or returned payments, notwithstanding the fact that such repaid or returned payments may theretofore have been credited on account of the Liabilities or any of them.

The Guarantor hereby irrevocably waives for the benefit of the Customer and AGR, and agrees that it will not exercise, any rights which it may have or acquire by way of subrogation under this Guarantee, by any payment made hereunder or otherwise. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time, such amount shall be held in trust for the benefit of AGR and shall forthwith be paid to AGR to be credited and applied upon the Liabilities, whether matured or unmatured, in accordance with their terms.

Upon default by the Customer with respect to the Liabilities or by the Guarantor with respect to the obligations or liabilities of either of the Customer or Guarantor to AGR, AGR may sell or dispose of the whole or any part of the Collateral, at public or private sale with or without any previous demand for performance to the Guarantor or the Customer. Any legal requirement of notice of any such sale or other disposition shall be deemed satisfied by the giving of five days' prior written notice to the Customer or the Guarantor which shall also be deemed reasonable notice. If the Collateralis perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, AGR shall not be required to give notice to the Customer or the Guarantor of public or private sale or other intended disposition of the Collateral. AGR may retain from the proceeds of any such sale all costs and charges incurred by it in the said taking and sale or other disposalincluding but not limited to attorneys' fees. If a deficit should remain after any such sale or other disposal, the Guarantor will pay the same promptly upon demand to AGR. AGR or its agent may bid and/or purchase free from any right or equity of redemption at any such public or private sale.

The Guarantor agrees to pay all expenses incurred by AGR (including, without limitation, reasonable attorneys' fees and disbursements) in connection with enforcement of this Guarantee.

No delay on the part of AGR in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partialexerciseof any power or right hereunder or the failure to exercise the same in any instance preclude other or further exercise thereof or the exercise of any other power or right; nor shall AGR be liable for exercising or failing to exercise any such power or right;the rights and remedies hereunder expressly specified are cumulative and not exclusive of any rights or remedies which AGR or any one on whose behalf it has acted or shall act as herein provided, or its or his or their transferees, may or will otherwise have. In addition to all rights and remedies granted herein, AGR shall have all of the rights of a Secured Party under the Uniform Commercial Code of New York.

All payments hereunder shall be made without set-off or counterclaim and free and clear of, and without deduction for, any present or future withholding or other taxes or duties, including stamp duties, or other charges of any nature imposed on such payments by or on behalf of any government or any political subdivision or agency thereof or therein. If any such taxes, duties or charges are so levied or imposed on any such payment, the Guarantor will make additional payments in such amounts as may be necessary so that the net amount received by AGR, after deduction for or on account of all such taxes, duties or charges, will be equal to the amount provided for herein. The Guarantor shall furnish promptly to AGR official receipts evidencing the payment of any such taxes, duties or charges paid by the Guarantor.

The term "AGR" as used throughout this instrument shall be deemed to include AGR, all of its branches and departments,and any individual, partnership or corporation acting as its nominee or agenand any corporate subsidiary the majority of the voting stock of which is owned or controlled, directly or indirectly, by AGR. The term "Customer" as used throughout this instrument shall include the individual or individuals, association, partnership, or corporation named herein as the Customer, and (a) any successor, individualor individuals, association, partnership or corporation to which all or substantially all ofthe business or assets of the Customer shall have been transferred, (b) in the case of a Customer which is a partnership, any new partnership which shall have been created by reason of the admission of any new partner or partners therein or the dissolution of the existing partnership by the death,resignation or other withdrawal of any partner, and (c) in the case of a Customer which is a corporation, any other corporation into or with which the Customer shall have been merged, consolidated, reorganized, purchased or absorbed.

This Guarantee shall,without further reference, pass to and may be relied on and enforced by any successor or assignee of AGR, and any transferee or subsequent holder of any of the Liabilities,.and the Customer and/or the Guarantor will not assert any claims it may have against AGR against any such assignee, successor, transferee, or any other subsequent holder. This Guarantee is a continuing guarantee, and is to remain in force throughout business relations between the Customer and AGR, and until the payment of all Liabilities of the Customer to AGR, whether now existing or hereafter incurred, notwithstanding the appointment of a receiver of, or the dissolution of, and/or any other change in, or with respect to, the Customer.

Notwithstanding the preceding paragraph, this Guarantee may be terminated with respectto the obligations of any of the Guarantors (but then only so far as it relates to Liabilities arising after such termination), only upon written notice to that effect delivered by such Guarantor to AGR and duly receipted for by it. In the event of such termination such Guarantor and his, her or its respective executors, administrators and assigns shall nevertheless remain liable with respect to the Liabilities theretofore created or arising, and with respect to such Liabilities and any renewals, or other liabilities arising out of the same, this instrument shall cor)tinue in full force and effect and AGR shall have all the rights herein provided for as if no such termination had occurred; and any other Guarantor, if any, who has not joined in such termination shall continue to be liable hereunder as if no such termination had occurred.

THIS GUARANTEE SHALL BE DEEMED TO HAVE BEEN MADE IN, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK, AND THE GUARANTOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT LOCATED IN THE CITY OF NEW YORK OR ANY FEDERAL COURT LOCATED IN NEW YORK CITY FOR THE ADJUDICATION OF ANY MATTER ARISING OUT OF OR RELATING TO THIS GUARANTEE AND CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL (SENT TO ITS ADDRESS SET FORTH BELOW ITS SIGNATURE BELOW) OUT OF ANY SUCH COURT.

The Guarantor has made an independent investigation of the Customer and of the financial condition of the Customer. AGR has not made and does not make any representations as to the income, expense, operation, finances or any other matter or thing affecting the Customer nor has AGR made any representation as to the amount or nature of the Liabilities of the Customer to which this Guarantee applies as specifically herein set forth, and the Guarantor hereby expressly acknowledges that no such representations have been made. It is agreed that any and all understandings and agreements heretofore made between the parties hereto are merged in this Guarantee, and that this Guarantee alone, fully and completely, expresses the understanding of such parties.

THE GUARANTOR WAIVES THE RIGHT TO INTERPOSE COUNTERClAIMS OR SETOFFS OF ANY KIND AND DESCRIPTION IN ANY LITIGATION ARISING HEREUNDER AND WAIVES THE RIGHT IN ANY LITIGATION WITH AGR TO TRIAL BY JURY.

IN WITNESS thereof, this Guarantee has been duly executed by the undersigned on the 7th of July,2011

GUARANTOR:

/s/ Christopher Ferguson
Christopher Ferguson
Title: Managing Member

/s/ Frank Jennings
Frank Jennings
Title: Managing Member